Exhibit 10.1

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of August 14, 2023, is made by and among TortoiseEcofin Sponsor III LLC, a Cayman Islands limited liability company (the “Sponsor”), those certain holders of TortoiseCorp III Class B Shares set forth on the signature pages hereto under “Other Class B Holders” (the “Other Class B Holders” and, together with the Sponsor, the “Class B Holders”), TortoiseEcofin Acquisition Corp. III, a Cayman Islands exempted company (“TortoiseCorp III”), and One Energy Enterprises Inc., a Delaware corporation (the “Company”), and, solely with respect to Section 5, the Persons set forth on the signature pages hereto under “Other Parties” (the “Other Parties” and, together with the Class B Holders, the “Letter Agreement Parties”). The Sponsor, the Other Class B Holders, TortoiseCorp III and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as hereinafter defined).

WHEREAS, as of the date hereof, the Class B Holders own more than the majority of the outstanding TortoiseCorp III Class B Shares; and

WHEREAS, concurrently with the execution of this Agreement, TortoiseCorp III, the Company and certain other parties are entering into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), which contemplates that, pursuant to this Agreement, among other things, (a) the Class B Holders will agree to vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby (including the Domestication and the Merger) and (b) the Class B Holders will agree to waive any adjustment to the conversion ratio set forth in the Governing Documents of TortoiseCorp III or any other anti-dilution or similar protection with respect to all of the TortoiseCorp III Class B Shares.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote. Each Class B Holder hereby agrees to vote during the term of this Agreement (or cause to be voted) at any meeting of the shareholders of TortoiseCorp III or adjournment or postponement thereof (each, a “Shareholders’ Meeting”), and in any action by written resolution of the shareholders of TortoiseCorp III (by taking all action necessary to grant legally effective consent thereto), all of such Class B Holder’s TortoiseCorp III Class B Shares and all other Equity Securities of TortoiseCorp III entitled to vote on the matter that such Class B Holder holds (if any), in each case, of record or beneficially as of the date of this Agreement, or of which such Class B Holder acquires record or beneficial ownership after the date hereof and prior to the record date for the Shareholders’ Meeting (such TortoiseCorp III Class B Shares and such other Equity Securities, collectively, the “Subject TortoiseCorp III Equity Securities”) in favor of the transaction proposals and against any action, proposal, transaction, agreement or other matter presented at the Shareholders’ Meeting that would reasonably be expected to (a) result in a breach of TortoiseCorp III’s covenants, agreements or obligations under the Business Combination Agreement, (b) cause any of the conditions to the Closing set forth in Sections 6.1 or 6.3 of the Business Combination Agreement not to be satisfied or (c) otherwise materially impede, materially interfere with, materially delay, materially discourage, materially and adversely affect or materially inhibit the timely consummation of, the transactions contemplated by the Business Combination Agreement.

2. Waiver of Anti-dilution Protection. Each Class B Holder hereby, solely in connection with and only for the purposes of the transactions contemplated in the Business Combination Agreement, (a) irrevocably waives, subject to, and conditioned upon, the occurrence of the Closing (for himself, herself or itself and for his, her or its successors, heirs and assigns), to the fullest extent permitted by law and the Amended and Restated Memorandum and Articles of Association of TortoiseCorp III (the “TortoiseCorp III Articles”), and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate at which any TortoiseCorp III Class B Shares held by him, her or it convert into TortoiseCorp III Class A Shares in connection with the transactions contemplated by the Business Combination Agreement.

3. Transfer of Shares.

(a) Except as expressly contemplated by the Business Combination Agreement, each Class B Holder hereby agrees that he, she or it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of his, her or its Subject TortoiseCorp III Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any of his, her or its Subject TortoiseCorp III Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of his, her or its Subject TortoiseCorp III Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of his, her or its Subject TortoiseCorp III Equity Securities, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more circumstances, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale, assignment, transfer or other disposition of his, her or its Subject TortoiseCorp III Equity Securities even if such Subject TortoiseCorp III Equity Securities would be disposed of by a person other than such Class B Holder or (v) take any action that would have the effect of preventing or materially delaying the performance of his, her or its obligations hereunder; provided, however, that the foregoing provisions of this Section 3(a) shall not apply to any Transfer (A) to TortoiseCorp III’s officers or directors, any affiliates or family member of any of TortoiseCorp III’s officers or directors, the Sponsor, any members of the Sponsor or their affiliates, any affiliates of the Sponsor, Hennessey Capital Grow Partners Fund I PSV V, LLC (“HCGP”) or any of its affiliates, or any members, officers, directors or employees of HCGP or its affiliates; (B) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; (E) by virtue of the laws of the Cayman Islands or the State of Delaware, as applicable, the Sponsor’s operating agreement upon dissolution of the Sponsor or HCGP’s operating agreement upon dissolution of HCGP and (F) by private sales or transfers made in connection with the transactions contemplated by the Business Combination Agreement at prices no greater than the price at which the securities were originally purchased; provided that any transferee of any Transfer of the type set forth in clauses (A) through (F) must enter into a written agreement, in form and substance reasonably satisfactory to the Company and TortoiseCorp III, agreeing to be bound by this Agreement prior to the occurrence of such Transfer.

(b) In furtherance of the foregoing, TortoiseCorp III hereby agrees to (i) place a revocable stop order on all Subject TortoiseCorp III Equity Securities subject to Section 3(a), including those which may be covered by a registration statement, and (ii) notify TortoiseCorp III’s transfer agent in writing of such stop order and the restrictions on such Subject TortoiseCorp III Equity Securities under Section 3(a) and direct TortoiseCorp III’s transfer agent not to process any attempts by any Class B Holder to Transfer any Subject TortoiseCorp III Equity Securities except in compliance with Section 3(a).

4. Other Covenants. Each Class B Holder hereby agrees to be bound by and subject to (a) Sections 5.3(a) (Confidentiality and Access to Information) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if such Class B Holder is directly a party thereto, (b) the Confidentiality Agreement to the same extent as such provisions apply to “Related Parties” of TortoiseCorp III, as if such Class B Holder is directly a party thereto as a “Related Party,” and (c) Section 5.6(b) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to TortoiseCorp III as if such Class B Holder is directly party thereto.

5. Termination of TortoiseCorp III Class B Shares Lock-up Period. Each of the Letter Agreement Parties and TortoiseCorp III hereby agree that effective as of the Closing (and not before), Section 7(a) of that certain Letter Agreement, dated as of July 19, 2021 (the “Letter Agreement”), by and among TortoiseCorp III and each of the Letter Agreement Parties, shall be amended and restated in its entirety as follows:

“7(a). Subject to the exceptions set forth herein, the Sponsor and each Insider agree not to Transfer any Founder Shares or the Class A Ordinary Shares issuable upon conversion of the Founder shares held by it, him or her until the earlier of (i) two years after the date of the consummation of a Business Combination, (ii)) the first date after a Business Combination on which the volume weighted average closing sale price of one share of common stock of the Company or the publicly listed combined company (as reported on the exchange on which stock of such company is listed) equals or exceeds $15.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after the consummation, and (iii) the date after the Business Combination on which the Company consummates a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property (the “Lock-up”); provided, however, that the foregoing provisions of this Section 7(a) shall not apply to any Transfer (A) to TortoiseCorp III’s officers or directors immediately prior to the Business Combination, any affiliates or family member of any of TortoiseCorp III’s officers or directors immediately prior to the Business Combination, the Sponsor, any members of the Sponsor or their affiliates, any affiliates of the Sponsor, Hennessey Capital Grow Partners Fund I PSV V, LLC, a Delaware limited liability company (“HCGP”) or any of its affiliates, or any members, officers, directors or employees of HCGP or its affiliates; (B) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; (E) by virtue of the laws of the Cayman Islands or the State of Delaware, as applicable, the Sponsor’s operating agreement upon dissolution of the Sponsor or HCGP’s operating agreement upon dissolution of HCGP and (F) by private sales or transfers made in connection with the transactions contemplated by the Business Combination Agreement at prices no greater than the price at which the securities were originally purchased; provided that any transferee of any Transfer of the type set forth in clauses (A) through (F) must enter into a written agreement, in form and substance reasonably satisfactory to the Company and TortoiseCorp III, agreeing to be bound by this Agreement prior to the occurrence of such Transfer.

The amendment and restatement set forth in this Section 5 shall be void and of no force and effect with respect to the Letter Agreement if the Business Combination Agreement shall be terminated for any reason in accordance with its terms.

6. Representations and Warranties. Each of the Letter Agreement Parties represents and warrants (severally and not jointly) to TortoiseCorp III and the Company, solely with respect to such Letter Agreement Party, as follows: (a) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Person; (b) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder; (c) this Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity); (d) the execution and delivery of this Agreement by such Person does not, and the performance by such Person of its, his or her obligations hereunder will not, (i) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement; (e) there are no actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened actions, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement; (f) such Person has had the opportunity to read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors in connection therewith; (g) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder and (h) in the case of the Class B Holders, is the record and beneficial owner of all of his, her or its Subject TortoiseCorp III Equity Securities, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities), other than pursuant to (i) this Agreement, (ii) the Letter Agreement, (iii) that certain Registration Rights Agreement, dated as of July 19, 2021, among TortoiseCorp III, the Sponsor and the other parties thereto or (iv) any applicable securities laws.

7. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to clause (b) of the first sentence of this Section 7 shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or for Fraud, (ii) Sections 2, 5 and 11 (solely to the extent related to Section 2 or 5) shall each survive the termination of this Agreement pursuant to clause (a) of the first sentence of this Section 7, and (iii) Sections 8, 9, 10 and 11 (solely to the extent related to Section 8, 9 or 10) shall survive any termination of this Agreement. For purposes of this Section 7, (x) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission by a Party, and requires: (A) a false or incorrect representation or warranty expressly set forth in this Agreement, (B) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (C) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (D) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (E) causing such Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

8. No Recourse. Except for claims pursuant to the Business Combination Agreement or any Ancillary Document by any party thereto against any other party thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be brought against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any TortoiseCorp III Non-Party Affiliate (other than the Class B Holders named as parties hereto, on the terms and subject to the conditions set forth herein), and (b) none of the Company Non-Party Affiliates or the TortoiseCorp III Non-Party Affiliates (other than the Class B Holders named as parties hereto, on the terms and subject to the conditions set forth herein) shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or its subject matter or the transactions contemplated hereby.

9. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each Class B Holder makes no agreement or understanding herein in any capacity other than in such Class B Holder’s capacity as a record holder or beneficial owner of the Subject TortoiseCorp III Equity Securities, and not, in the case of each Other Class B Holder, in such Other Class B Holder’s capacity as a director, officer or employee of TortoiseCorp III, and (b) nothing herein will be construed to limit or affect any action or inaction by each Other Class B Holder or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of TortoiseCorp III or as an officer, employee or fiduciary of TortoiseCorp III, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of TortoiseCorp III.

10. No Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties partners or participants in a joint venture.

11. Incorporation by Reference. Sections 8.1 (Non-Survival), 8.2 (Entire Agreement; Assignment). 8.3 (Amendment), (8.4 (Notices), 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature pages follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

TORTOISEECOFIN ACQUISITION CORP. III

By:	/s/ Vincent T. Cubbage
Name: Vincent T. Cubbage
Title: Chief Executive Officer

TORTOISEECOFIN SPONSOR III LLC
By: Hennessy Capital Growth Partners Fund I SPV, LLC, its managing member

By:	/s/ Thomas Hennessy
Name: Thomas Hennessy
Title: Authorized Signatory

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

ONE ENERGY ENTERPRISES INC.

By:	/s/ Jereme Kent
Name: Jereme Kent
Title: CEO

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

OTHER CLASS B HOLDERS:

/s/ Greg A. Walker
Greg A. Walker

/s/Juan J. Daboub
Juan J. Daboub

/s/ Mary Beth Mandanas
Mary Beth Mandanas

THE OTHER PARTIES Solely with respect to Section 5

HENNESSEY CAPITAL GROW PARTNERS FUND I SPV V, LLC

By:	/s/ Thomas Hennessy
Name: Thomas Hennessy
Title: Authorized Signatory

/s/ Vincent T. Cubbage
Vincent T. Cubbage

/s/ Stephen Pang
Stephen Pang

/s/ Darrel Brock, Jr.
Darrell Brock, Jr.

/s/ Evan Zimmer
Evan Zimmer

[Signature Page to Sponsor Letter Agreement]